UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

SCHEDULE 14A (Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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Motorola, Inc. (Name of Registrant as Specified In Its Charter) N/A (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Each year, we hold a meeting of our shareholders to vote on various matters, including the election of directors to our board. The 2007 meeting is scheduled for 7 May. If you were a shareholder of record as of 8 March 2007, you are eligible to vote, and I encourage you to do so.

Because it is impractical for most shareholders to attend in person, in advance of the annual meeting we contact shareholders to solicit votes, which are submitted on proxy cards, by phone or through the Internet. We are assisted in this effort by our proxy solicitor, a company called D.F. King. D.F. King is contacting many shareholders on Motorola’s behalf to ensure that votes are cast and recorded accurately. If you are contacted by D.F. King, please know that the company represents Motorola.

As you may know, a Motorola shareholder, Carl C. Icahn, has notified Motorola that he intends to nominate himself for election to the Motorola board of directors at this year’s meeting. As a result, you may also be contacted by Innisfree, a proxy solicitation firm representing Mr. Icahn.

Motorola does not support Mr. Icahn’s candidacy and has proposed its own slate of board nominees. Motorola recommends its shareholders vote FOR the Motorola board nominees, NOT Mr. Icahn, by voting on the WHITE proxy card or for the Motorola board nominees by phone or through the Internet.

If you have any questions about the solicitation process, please call D.F. King at +1-212-269-5550.

As the annual meeting approaches, you may see more media coverage regarding this proxy contest. As always, do not talk to the media, analysts or others on your own. Please forward any inquiries on this subject to Dean Lindroth, corporate vice president of investor relations, at +1-847-576-6899 or dean.lindroth@motorola.com.

Regards,

ADDITIONAL INFORMATION AND WHERE TO FIND IT

While Motorola does not believe that this communication constitutes solicitation material in respect of Motorola’s solicitation of proxies in connection with its 2007 Annual Stockholders Meeting, this communication may be deemed to be solicitation material. In connection with the solicitation of proxies, Motorola has filed with the Securities and Exchange Commission (the “SEC”) a definitive proxy statement on March 15, 2007 (the “Proxy Statement”). THE PROXY STATEMENT CONTAINS IMPORTANT INFORMATION ABOUT MOTOROLA AND THE 2007 ANNUAL STOCKHOLDERS MEETING. MOTOROLA’S STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY.

On March 19, 2007, Motorola began the process of mailing the Proxy Statement, together with a WHITE proxy card. Stockholders may obtain additional free copies of the Proxy Statement and other documents filed with the SEC by Motorola through the website maintained by the SEC at www.sec.gov. The Proxy Statement and other relevant documents may also be obtained free of charge from Motorola by contacting Investor Relations in writing at Motorola, Inc., 1303 E. Algonquin Road, Schaumburg, IL 60196; or by phone at 1-800-262-8509; or by email at investors@motorola.com. The Proxy Statement is also available on Motorola’s website at www.motorola.com/investor. The contents of the websites referenced above are not deemed to be incorporated by reference into the Proxy Statement. In addition, copies of the Proxy Statement may be requested contacting our proxy solicitor, D.F. King & Co. Inc. by phone toll-free at 1-800-488-8095.

Motorola and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in connection with the 2007 Annual Stockholders Meeting. You can find information about Motorola’s executive officers and directors in the Proxy Statement.